EXHIBIT 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

St.George Bank Limited (the “Asserting Party”) is responsible for assessing compliance as of September 30, 2006 and for the period from September 21, 2006 (the date of issuance of the Crusade Global Trust No. 2 of 2006 transaction subject to the requirements of Regulation AB) through September 30, 2006 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria 229.1122(d)(1)(iii)-(iv), 229.1122(d)(2)(i)-(vii), 229.1122(d)(3)(i)-(iv), 229.1122(d)(4)(i)-(iii), 229.1122(d)(4)(x)-(xii) and 229.1122(d)(4)(xv) in the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”). The transactions covered by this report include asset-backed securities transactions for which the Asserting Party served as servicer that are backed by the same asset type backing the class of asset-backed securities of the Crusade Global Trust No. 2 of 2006 (including the Crusade Global Trust No. 2 of 2006 asset-backed securities transaction), that were completed on or after January 1, 2006 and that were registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of September 30, 2006 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

KPMG, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of September 30, 2006 and for the Reporting Period as set forth in this assessment.

St.George Bank Limited

/s/  Paul Fegan

Paul Fegan

Group Executive

Date:  20 December 2006